159



                              AMENDED AND RESTATED
                    RESTRICTED SHARES AGREEMENT (MARKET CAP)
                              FOR MARK D. THOMPSON


         WHEREAS, Mark D. Thompson ("Employee") and Cardinal Realty Services, Inc. ("Company") have heretofore entered into that certain Employment Agreement dated as of April 1, 1996, as amended (as the same may be further amended, restated, amended and restated, modified or supplemented from time to time from and after the date hereof (and, for purposes of this agreement, irrespective of the fact that such Employment Agreement may have expired at any time while this agreement remains in effect), (the "Employment Agreement") as well as that certain Restricted Shares Agreement (Market Cap) dated as of April 15, 1996;

         WHEREAS, Company has established its Executive Deferred Compensation Plan dated as of April 18, 1996 ("Deferred Compensation Plan") and Employee is entitled to participate in the Deferred Compensation Plan in accordance with its terms;

         WHEREAS, pursuant to the Plan, the Company has further entered into that certain Executive Deferred Compensation Rabbi Trust Agreement (the "Trust") with The Provident Bank, a state-chartered bank, as trustee thereunder ("Trustee");

         WHEREAS, in accordance with the terms of the Deferred Compensation Plan, Employee has elected to cause the nine thousand (9,000) shares of the Company's common stock, without par value (the "Shares"), otherwise issuable to him under the terms of the Restricted Shares Agreement (Market Cap) to be instead issued to the Trustee for Employee's benefit to be held by the Trustee in accordance with the terms of the Trust;

         WHEREAS, as a result of the Employee's election under the Deferred Compensation Plan, Employee and the Company have agreed to amend and restate the Restricted Shares Agreement (Stock Agreement) hereby so that the Shares will be issued to the Trustee for Employee's benefit in accordance with the terms of the Deferred Compensation Plan (and the Trust) rather than directly to Employee pursuant to the Company's Amended and Restated 1992 Incentive Equity Plan as originally contemplated by the Restricted Shares Agreement (Market Cap).

         NOW, THEREFORE, pursuant to the Deferred Compensation Plan effective as of April 15, 1996 (the "Date of Grant"), the Company grants to Trustee for Employee's benefit under the terms of the Trust, the Shares subject to the terms, conditions, limitations and restrictions hereinafter set forth. Terms used herein and not otherwise defined shall have the meanings assigned to them in the Deferred Compensation Plan.

         1. Issuance of Shares. The Shares covered by this agreement are shares of Market Capitalization Restricted Stock within the meaning of the Deferred Compensation Plan and shall be fully paid and nonassessable and shall be represented by a certificate(s) registered in the name of the Trustee for the benefit of Employee and bearing a legend referring to the restrictions hereinafter set forth.


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                                      160


         2. Restrictions on Transfer of the Shares. The Shares subject to this agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of, except to the Company, and shall remain the sole property of and subject to the Trust until they have become nonforfeitable in accordance with Section 3 hereof and for so long thereafter as may be required under the terms of the Deferred Compensation Plan and the Trust. Any purported transfer, encumbrance or other disposition of the Shares covered by this agreement that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Shares covered by this agreement. The Company may waive the restrictions set forth in this Section 2 (but not in the Deferred Compensation Plan or the Trust) with respect to all or any portion of the Shares covered by this agreement.

         3. Vesting of the Shares.

                  (a) The Shares covered by this agreement, irrespective of the date originally issued to the Trustee for Employee's benefit, shall become nonforfeitable as follows:

                           (i) one-third when the number of issued and outstanding shares of the Company's common stock, without par value ("Common Stock"), multiplied by the closing price of the Company's Common Stock on the Nasdaq National Market System over such period, or if the Company's Common Stock is not listed or admitted to trading in such system, the principal national securities exchange or market on which the Company's Common Stock is listed or admitted to trading, plus the liquidation value of all issued and outstanding preferred stock of Employer ("Market Capitalization"), exceeds Ninety Million Dollars ($90,000,000) for a continuous period over three consecutive months;

                           (ii) one-third when the Market Capitalization exceeds
                  One Hundred Twenty Million Dollars ($120,000,000) for a continuous period over three consecutive months; and

                           (iii)   one-third  when  the  Market   Capitalization
                  exceeds One Hundred Fifty Million Dollars ($150,000,000) for a continuous period over three consecutive months,

                  in each case subject to the Employee remaining in the continuous employ of the Company or a subsidiary during the applicable period prior to the occurrence of the applicable event set forth above. For the purposes of this agreement:
                  "subsidiary" shall mean a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest of more than fifty percent (50%); the continuous employment of the Employee with the Company or a subsidiary shall not be deemed to have been interrupted, and the Employee shall not be deemed to have ceased to be an

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
                                      161


                  employee of the Company or a subsidiary, by reason of (i) the transfer of his employment among the Company and its subsidiaries or (ii) a leave of absence approved by the Compensation Committee of the Company's Board of Directors (the "Committee") for illness, military or governmental service or other reasons.

                  (b) Notwithstanding the vesting provisions of Section 3(a) hereof, in the event that Employee's employment with the Company ceases, any Shares not vested will be forfeited.

                  (c)  Notwithstanding  the vesting  provisions of Sections 3(a)
          and (b) hereof, in the event that Employee's employment ceases by reason of (i) Employee's death, or (ii) Employee's Permanent Disability (as defined in the Employment Agreement), all of the Shares covered by this agreement shall become immediately nonforfeitable.

                  (d)  Notwithstanding  the vesting provisions of Sections 3(a),
          (b) and (c) hereof, all of the Shares granted under this Agreement shall become immediately nonforfeitable in the event of the following:

                           (i) the Market  Capitalization  exceeds  One  Hundred
                  Fifty Million Dollars ($150,000,000) for a continuous period over three consecutive months; or

                          (ii) if (A) the Company shall be merged or consolidated with, another corporation and as a result of such merger or consolidation less than seventy percent (70%) of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such merger or consolidation; (B) the Company shall sell or transfer to one or more persons, corporations or entities, in a single transaction or a series of related transactions, more than one-half of the assets of the Company unless by an affirmative vote of two-thirds of the members of the Board of Directors of the Company, the transaction or transactions are exempted from the operation of this provision based on a good faith finding that the transaction or transactions are not within the intended scope of this definition for purposes of this agreement; (C) a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) hereof(as in effect on the date hereof) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of thirty percent (30%) or more of the outstanding voting securities of the Company; or (D) any shareholder of the Company shall nominate a person to the Board of Directors of the Company (the "Board"), which nominee shall be elected to the Board without receiving the prior endorsement of the Board or its Nominating Committee.


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
                                      162


         4. Forfeiture of the Shares. In the event of a forfeiture, the certificates representing all of the Shares covered by this agreement that have not become nonforfeitable in accordance with Section 3 hereof shall be cancelled and such Shares shall be deemed to be and to have become authorized but unissued shares of common stock, without par value, of the Company.

         5. Dividend, Voting and Other Rights. So long as the Trustee continues to hold the Shares in accordance with the Trust, all dividend, voting and other rights will be exercised and enjoyed by the Trustee in accordance with the terms of the Trust for the benefit of Employee, subject, however, to the terms of
Section 4 and this Section 5. In the event that for any reason prior to vesting of any of the Shares in accordance with Section 3 above, the Deferred Compensation Plan and the Trust shall no longer remain in effect or the Trustee shall have otherwise ceased to hold the Shares for Employee's benefit, the Employee shall, at all times prior to forfeiture, have all of the rights of a shareholder with respect to the Shares covered by this agreement, including the right to vote the Shares and receive any dividends that may be paid thereon; provided, however, that (a) any cash dividends and other cash distributions that may be paid on any Shares covered by this agreement that have not become nonforfeitable in accordance with Section 3 hereof shall be automatically sequestered and invested in an interest-bearing bank account, which shall be subject to the same restrictions hereunder as the forfeitable Shares on which the cash dividends or other cash distributions are paid, and (b) any additional Shares that the Employee may become entitled to receive pursuant to a share dividend or a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company shall be subject to the same restrictions as the Shares covered by this agreement.

         6. Retention of Share Certificate(s) by Company. The certificate(s) representing the Shares covered by this agreement shall be held in custody by the Company, together with a stock power endorsed in blank by the Trustee with respect thereto, until those Shares have become nonforfeitable in accordance with Section 3 hereof.

         7. Adjustments. The Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this agreement that the Committee, in its discretion, may determine to be equitably required to prevent any dilution or expansion of the Employee's rights under this agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 7(a) or 7(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee may provide in substitution of any or all of the Employee's beneficial rights under this agreement such alternative consideration as the Committee, in its discretion, may determine to be equitable under the circumstances.


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                                      163


          8. Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance of restricted or unrestricted Shares or other securities pursuant to this agreement, the Employee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

         9. Right to Terminate Employment. No provision of this agreement shall limit in any way whatsoever any right that the Company or a subsidiary may otherwise have to terminate the employment of the Employee at any time.

         10. Relation to Other Benefits. Any economic or other benefit to the Employee under this agreement or the Deferred Compensation Plan shall not be taken into account in determining any benefits to which the Employee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a subsidiary.

         11. Severability. In the event that one or more of the provisions of this agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

         12. Governing Law. This agreement is made under, and shall be construed in accordance with, the laws of the State of Ohio.

         This agreement is executed by the Company as of the 18th day of April, 1996, so as to be effective as of the 15th day of April, 1996.


                          CARDINAL REALTY SERVICES, INC.


                          By: /s/ John B. Bartling, Jr.
                                  -----------------------------
                                  JOHN B. BARTLING, JR., President
                                  and Chief Executive Officer


         The undersigned Employee hereby acknowledges receipt of an executed original of this agreement and accepts the beneficial, deferred right to receive the Shares or other securities covered hereby, subject to the terms and conditions of the Deferred Compensation Plan, the Trust and the terms and conditions hereinabove set forth.

         Employee acknowledges that he has been advised that the Shares covered by this agreement have not been registered under the Securities Act of 1933, as amended, and agrees that he will not make any disposition of such Shares unless either (a) such Shares have been registered under said Act or (b) an exemption from the registration provisions of said Act is applicable to the Trustee's or Employee's proposed disposition of such Shares, as the case may be. Employee understands that the certificates for such Shares may bear a legend substantially as follows:

          The shares evidenced by this Certificate have not been registered under the Securities Act of 1933, as amended. Such shares may not be sold or otherwise transferred until the same have been registered under said Act or until the Company shall have received an opinion of legal counsel or a copy of a letter from the staff of the Division of Corporation Finance of the Securities and Exchange Commission, in either case satisfactory to the Company, that such shares may legally be sold or otherwise transferred without such registration.


                              /s/ Mark D. Thompson
                                  -----------------------------------
                                  MARK D. THOMPSON

                                  Date: April 18, 1996
                                  Effective as of April 15, 1996




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